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                                                                   Exhibit (h.6)

               AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

         AMENDMENT TO TRASFER AGENCY AND SERVICE AGREEMENT, effective as of May 21, 2002, by and among iSHARES TRUST, a business trust established under the laws of the state of Delaware (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and Bank entered into a Transfer Agency and Service Agreement dated April 25, 2000, as amended from time to time (the "Transfer Agency Agreement"); and

         WHEREAS, the Fund and Bank desire to amend the Transfer Agency Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1.       Amendments.

         (a) Section 11 of the TA Agreement is hereby amended by deleting paragraphs 11.1 and 11.2 thereof in their entirety and inserting in lieu thereof the following:

         "11.1    For performance by the Bank pursuant to this Agreement, the
         Fund(s) agree to pay the Bank an annual maintenance fee as may be agreed in writing between the parties.

         11.2 In addition to the fee paid under Section 11.1 above, the Fund(s) agree to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank in performing its obligations under this Agreement as may be agreed in writing between the parties. In addition, any other expenses incurred by the Bank at the request or with the written consent of the Fund(s) including, without limitation, any equipment or supplies which the Fund specifically orders or requires the Bank to purchase, will be reimbursed by the Fund(s)."

         (b) Appendix B to the Agreement is deleted in its entirety and reserved.

         (c) The lead in paragraph of Section 16.1 of the Transfer Agency Agreement is hereby amended by deleting such paragraph in its entirety and by inserting in lieu thereof, the following:

         "This Agreement shall remain in effect until May 21, 2005 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be."

         2.       Miscellaneous.
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         a)       Except as amended hereby, the Transfer Agency Agreement shall remain in full force and effect.

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         b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

iSHARES TRUST                               INVESTORS BANK & TRUST COMPANY

By:  /s/ Michael Latham                     By:    /s/ Andrew M. Nesvet
   -------------------------------             -------------------------------
Name:    Michael Latham                     Name:      Andrew M. Nesvet
     -----------------------------               -----------------------------
Title:   Secretary                          Title:     Managing Director
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